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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made and entered into as of November 22, 2005 (the "Effective Date") by and between Wright Medical Technology, Inc., a Delaware corporation (the "Company"), and Jeffrey G. Roberts (the "Employee").

         Introduction. The Employee is an employee of the Company. The Company and the Employee desire to set forth the terms and conditions of the Employee's employment with the Company. Based on the foregoing, and for and in consideration of the mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

         1. Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions herein set forth.

         2. Duties. The Employee is the Senior Vice President and Chief Technology Officer of the Company and hereby promises to perform and discharge well and faithfully the duties which may be assigned to him from time to time by the President of the Company or the Board of Directors of the Company (the "Board") in connection with the conduct of the Company's business.

         3. Extent of Services. The Employee shall devote his entire time, attention, and energies to the business of the Company and shall not, without the written approval of the Company, during the term of this Agreement be engaged in any other business activity, regardless of whether such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this requirement shall not be construed as preventing the Employee from (a) investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, or (b) purchasing securities in any corporation engaged in a business competitive to that of the Company whose securities are regularly traded on the Nasdaq Stock Market, a national or regional stock exchange, or the over-the-counter market, provided that such purchase shall not result in his collectively owning beneficially at any one time one percent (1%) or more of the equity securities of such corporation. Nothing in this paragraph 3 shall prevent the Employee from serving on the board of directors of any other company, so long as the Board has provided written approval of each directorship held by the Employee.

         4. Compensation Matters.

                  (a) Base Salary. For services rendered under this Agreement, the Company shall pay the Employee a base salary of $239,600 per year (the "Base Salary"), which shall be payable (after deduction of applicable payroll taxes) in accordance with the Company's customary payroll practices in effect from time to time.

                  (b) Incentive Bonus. During the Employee's employment hereunder, in addition to the Base Salary, the Employee shall be eligible to receive an annual performance incentive bonus (an "Incentive Bonus") in accordance with the terms and subject to the



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conditions of the Company's Executive Performance Incentive Plan, as the same may be amended from time to time (the "Incentive Plan"). The Employee's entitlement to receive an Incentive Bonus for any calendar year will depend on whether, and to what extent, certain performance goals established for such year by the Compensation Committee of the Board (the "Committee") have been achieved. The Incentive Bonus, if any, payable to the Employee for any calendar year shall not exceed two (2) times the Base Salary earned by the Employee in such year. The Committee shall determine in good faith the Employee's entitlement to an Incentive Bonus based on the achievement of such performance goals as soon as reasonably practicable after the end of each calendar year. The Company shall pay the Incentive Bonus, if any, to the Employee within ten (10) days after the Committee makes such determination and in any event not later than March 15 of the year following the calendar year in which the services upon which the Incentive Bonus is based were performed.

                  (c) Equity Incentive Plan Awards. The Employee shall be eligible to receive stock options and other awards granted by the Committee from time to time under the Company's 1999 Equity Incentive Plan, as the same may be amended from time to time (the "Equity Plan"). Any such grant of stock options or other awards under the Equity Plan shall be made in accordance with and subject to the terms of the Equity Plan and any agreement pursuant to which such stock options or other awards are granted.

                  (d) Fringe Benefits. The Employee shall be eligible to receive, and to participate in programs for, such fringe benefits (including, without limitation, medical insurance and retirement benefits) as the Company may make available generally to its executive officers from time to time during the term of this Agreement. The Employee shall be responsible for making any generally applicable employee contributions required under such fringe benefit programs.

                  (e) Annual Compensation Review. The Committee shall review the Employee's compensation at least once per year and shall make any increase to the Base Salary or award any bonus to the Employee that the Committee, in its sole and absolute discretion, determines is merited based upon the Employee's performance and is consistent with the Company's compensation policies. The Company shall pay any bonus to the Employee not later than March 15 of the year following the year in which the services upon which the bonus in based were performed.

         5. Sick Leave and Vacation. During the term of this Agreement, the Employee shall be entitled to annual vacation of at least four (4) weeks, or such greater time period if permitted by Company policy, to be taken at his discretion in a manner consistent with his obligations to the Company under this Agreement. The actual dates of such vacation periods shall be agreed upon through mutual discussions between the Company and the Employee; provided, however, that the Company shall have the ultimate decision with respect to the actual vacation dates to be taken by the Employee, which decision shall not be unreasonable. The Employee also shall be entitled to sick leave consistent with Company policy.

         6. Expenses. During the term of this Agreement, the Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in connection


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with the business of the Company and in performance of his duties under this
Agreement upon the Employee's presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

         7. Term; Termination; Certain Effects of Termination.

                  (a) The Employee's employment by the Company under this Agreement shall commence on the Effective Date and shall expire on March 31, 2007 (the "Expiration Date"). Notwithstanding the foregoing but subject to paragraph 7(b), the Company, in its sole and absolute discretion, may terminate the Employee's employment and the Company's obligations hereunder as follows:

                           (i) upon 30 days' notice if the Employee becomes
Disabled (as defined herein);

                           (ii) for Cause (as defined herein) upon notice of
such termination to the Employee; or

                           (iii) without Cause upon 30 days' notice of such
termination to the Employee.

                  (b) (i) If the Employee's employment by the Company is terminated due to his becoming Disabled pursuant to paragraph 7(a)(i), the Company, subject to paragraph 11(c), shall provide to the Employee with respect to a period of twelve (12) months beginning immediately after the date of termination (A) (1) the Base Salary for such period at the Base Salary on the date of termination, minus (2) the amount or amounts (if any) that the Employee receives during such period under any disability insurance policy or plan maintained by the Company or the Employee or under Social Security or similar laws, which net amount shall be payable (after deduction of applicable payroll taxes) in accordance with the Company's customary payroll practices in effect from time to time, and (B) continued coverage for such period under the Company's then existing health benefit and life insurance programs on the same terms that were applicable to the Employee on the date of termination.

                           (ii) If the Employee's employment by the Company is
terminated for Cause pursuant to paragraph 7(a)(ii), or if the Employee resigns from his employment with the Company, the Company, subject to paragraph 11(c), may, but shall not be obligated to, provide to the Employee, for and in consideration of the Employee's compliance with the covenants set forth in paragraph 11, with respect to a period of up to twenty-four (24) months beginning immediately after the date of termination or resignation, as determined by the Company in its sole and absolute discretion, the Base Salary for such period at the Base Salary on the date of termination or resignation, which amount shall be payable (after deduction of applicable payroll taxes) in accordance with the Company's customary payroll practices in effect from time to time and with a final payment due not later than March 15 of the year following the year in which the termination or resignation occurred.



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                           (iii) If the Employee's employment by the Company is
terminated without Cause pursuant to paragraph 7(a)(iii), or if after the occurrence of a Change in Control (as defined herein) the term of this Agreement expires as set forth in the first sentence of paragraph 7(a) and the Employee's employment by the Company is terminated without Cause within twelve (12) months after such expiration, the Company, subject to paragraph 11(c), shall provide to the Employee, for and in consideration of the Employee's compliance with the covenants set forth in paragraph 11, with respect to a period of not less than twelve (12) months and not more than twenty-four (24) months beginning immediately after the date of termination, as determined by the Company in its sole and absolute discretion, (A) the Base Salary for such period at the greater of (I) the Base Salary on the Expiration Date, if applicable, or (II) the Base Salary on the date of termination, which amount shall be payable (after deduction of applicable payroll taxes) in accordance with the Company's customary payroll practices in effect from time to time and with a final payment due not later than March 15 of the year following the year in which the termination occurred, and (B) continued coverage for such period under the Company's then existing health benefit and life insurance programs on the same terms that were applicable to the Employee on the date of termination.

                  (c) The Employee shall be under no obligation to mitigate any of the costs incurred by the Company in providing post-employment pay and benefits to the Employee under paragraph 7(b).

                  (d) For the purposes of this Agreement:

                           The term "Cause" means the occurrence on or after the
Effective Date of any of the following:

                           (i) the determination by the Board that the Employee
has ceased to perform his duties as an employee of the Company (other than as a result of becoming Disabled), which failure amounts to an intentional and extended neglect of his duties hereunder;

                           (ii) the death of the Employee;

                           (iii) the determination by the Board that the
Employee has engaged or is about to engage in conduct materially injurious to the Company;

                           (iv) the Employee having been convicted of a felony;
or

                           (v) the Employee's participation in activities
proscribed by the provisions of paragraphs 9 or 11 or his material breach of any of the other covenants herein.

                           The term "Change in Control" means the first to occur
on or after the Effective Date of any of the following:

                           (i) the acquisition by any person or persons acting
as a group ("Person") of capital stock of Wright Medical Group, Inc., a Delaware corporation and the sole stockholder of the Company ("WMG"), which, when added to any capital stock of WMG already


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owned by the Person, constitutes more than fifty percent (50%) of either (A) the total fair market value of the outstanding capital stock of WMG, or (B) the total voting power of the outstanding capital stock of WMG; provided, however, that a Change in Control will not be deemed to have occurred when any Person who owns more than fifty percent (50%) of the total fair market value or the total voting power of the outstanding capital stock of WMG as of the date of this Agreement acquires any additional capital stock of WMG; and provided further, that an increase in the percentage of the outstanding capital stock of WMG owned by a Person as a result of a transaction in which WMG acquires its capital stock in exchange for property will be treated as an acquisition of such capital stock by such Person; or

                           (ii) the acquisition by a Person, in a single
transaction or a series of transactions within a twelve (12) month period, of capital stock of WMG representing not less than thirty-five percent (35%) of the total voting power of the outstanding capital stock of WMG; or

                           (iii) the acquisition by a Person, in a single
transaction or a series of transactions within a twelve (12) month period, of consolidated assets of WMG which have a total gross fair market value of not less than forty percent (40%) of the total gross fair market value of all of the consolidated assets of WMG immediately prior to such acquisition(s), in each case without regard to any liabilities associated with such assets; provided, however, that a Change in Control will not be deemed to have occurred when such assets are acquired by:

                                    (A) an entity of which WMG owns, directly or
indirectly, fifty percent (50%) or more of the total fair market value or the total voting power of the outstanding capital stock;

                                    (B) a Person which owns, directly or
indirectly, fifty percent (50%) or more of the total fair market value or the total voting power of the outstanding capital stock of WMG;

                                    (C) an entity of which a Person described in
clause (B) owns, directly or indirectly, fifty percent (50%) or more of the total fair market value or the total voting power of the outstanding capital stock;

                                    (D) an entity which is controlled by the
stockholders of WMG immediately after the transfer; or

                                    (E) a stockholder of WMG in exchange for or
with respect to capital stock of WMG; or

                           (iv) a majority of the members of the Board is
replaced in any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

                           The term "Disabled" means that as a result of any
medically determinable physical or mental impairment which occurs on or after the Effective Date and can be expected


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to result in death or can be expected to last for a continuous period of at least twelve (12) months, the Employee either (i) is unable to engage in any substantial gainful activity or (ii) receives income replacement benefits for a period of at least three (3) months under an accident and health plan covering employees of the Company.

         8. Representations. The Employee hereby represents to the Company that
(a) he is legally entitled to enter into this Agreement and to perform his obligations hereunder, and (b) he has the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by paragraph 10.

         9. Disclosure of Information. The Employee recognizes and acknowledges that the Company's and its predecessors' trade secrets, know-how and proprietary processes as they may exist from time to time are valuable, special and unique assets of the Company's businesses, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. The Employee shall not, during or after his employment by the Company, in whole or in part, disclose such trade secrets, know-how or proprietary processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after his employment by the Company, provided that after the Employee's employment by the Company ceases these restrictions shall not apply to such trade secrets, know-how and proprietary processes, if any, which are then in the public domain, and provided further that the Employee was not responsible, directly or indirectly, for such trade secrets, know-how or proprietary processes entering the public domain without the Company's consent.

         10. Inventions. The Employee hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Employee, solely or jointly, during his employment by the Company or any of its predecessors which relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under consideration or development by the Company or any of its predecessors, or which otherwise relate to or pertain to the business, functions or operations of the Company or any of its predecessors, or which arise from the efforts of the Employee during his employment by the Company or any of its predecessors. The Employee shall, during and after his employment by the Company, communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements. The Employee shall, during and after his employment by the Company, execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Employee within one year after his employment by the Company ceases shall be deemed to fall within the provisions of this paragraph 10 unless proved to have been first conceived and made following such termination or expiration.



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         11. Covenants Not To Compete or Interfere.

                  (a) During his employment by the Company and any period beginning immediately after such employment ceases with respect to which the Company provides to the Employee the post-employment pay and benefits provided for in paragraph 7(b), the Employee shall not, directly or indirectly (whether as an officer, director, owner, employee, partner or other participant), engage in any Competitive Business (as defined herein) in the United States of America and any other country where the Company or any of its subsidiaries conducts business operations over which the Employee has management responsibility. For the purposes of this Agreement, the term "Competitive Business" means the manufacturing, supplying, producing, selling, distributing, marketing, or providing for sale of any orthopaedic product, device or instrument manufactured or sold by the Company or any of its subsidiaries or in clinical development sponsored by the Company or any of its subsidiaries, in each case as of the date on which the Employee's employment by the Company ceases.

                  (b) During his employment by the Company and any period beginning immediately after such employment ceases with respect to which the Company provides to the Employee the post-employment pay and benefits provided for in paragraph 7(b), the Employee shall not interfere with, disrupt or attempt to interfere with or disrupt the relationships, contractual and otherwise, between the Company and its subsidiaries and the suppliers, employees, sales representatives, distributors, customers, contractors, lessors and lessees of the Company and its subsidiaries.

                  (c) Without limiting the rights and remedies available to the Company, in the event of any breach by the Employee of any of the covenants set forth in this paragraph 11:

                           (i) the Company's obligation to make any payment or
provide any benefits to the Employee under paragraphs 7(b) and 13 shall cease immediately and permanently, which shall not have any impact whatsoever on the Employee's continuing obligation to comply with paragraphs 11(a) and 11(b);

                           (ii) the Employee shall repay to the Company, within
ten (10) days after he receives written demand therefor, an amount equal to (A) ninety percent (90%) of the payments and benefits previously received by the Employee under paragraphs 7(b) and 13 of this Agreement, plus (B) interest on such amount at an annual rate equal to the lesser of ten percent (10%) or the maximum non-usurious rate under applicable law, from the dates on which such payments and benefits were received to the date of repayment to the Company; and

                           (iii) the Employee shall pay to the Company from time
to time, within ten (10) days after he receives written demand therefor, an amount or amounts equal to the reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by or on behalf of the Company in enforcing this paragraph 11(c) from and after the date on which the Company delivers notice of such breach to the Employee.

                  (d) It is the desire and intent of the parties that the provisions of this paragraph 11 be enforced to the fullest extent permissible under the applicable laws in each jurisdiction in


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which enforcement is sought. Accordingly, if any portion of this paragraph 11 is adjudicated to be invalid or unenforceable, this paragraph 11 shall be deemed curtailed, whether as to time or location, to the minimum extent required for its validity under applicable law and shall be binding and enforceable with respect to the Employee as so curtailed, such curtailment to apply only with respect to the operation of this paragraph 11 in the jurisdiction in which such adjudication is made. If a court in any jurisdiction, in adjudicating the validity of this paragraph 11, imposes any additional terms or restrictions with respect to this paragraph 11, this paragraph 11 shall be deemed amended to incorporate such additional terms or restrictions.

         12. Remedies. The Employee acknowledges and agrees that (a) a monetary remedy for any breach of any of the covenants set forth in paragraphs 9, 10 and 11 would be inadequate and impracticable, (b) such a breach would cause the Company irreparable harm, and (c) the Company shall be entitled to specific performance and to temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages. Therefore, in addition to any other right or remedy to which the Company may be entitled at law or in equity (including, without limitation, the rights and remedies set forth in paragraph 11(c)), the Company shall be entitled to enforce the covenants set forth in paragraphs 9, 10 and 11 by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent any breach or threatened breach of any such covenants, without posting any bond or other undertaking.

         13. Gross-Up Payment. If, after the Effective Date, any event occurs or circumstance exists which results in the Employee being subject to any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor thereto or any similar tax imposed by any other federal, state, local or other law, the Company shall cause an independent, nationally recognized accounting firm or executive compensation consulting firm selected by the Company (the "Firm") promptly to review, at the Company's sole expense, the applicability of any such excise or similar tax to the Employee. If the Firm determines that the Employee is or will be subject to any such excise or similar tax or any interest thereon or penalty with respect thereto imposed by the Code or any other federal, state, local or other law (any such excise or similar tax, interest thereon, and penalty with respect thereto are referred to as the "Excise Tax"), the Company shall make to the Employee, within ten (10) days after the Company receives such determination, an additional cash payment (the "Gross-Up Payment") equal to an amount such that after timely payment by the Employee of the Gross-Up Payment to the appropriate taxing authority(ies), the Employee's liability for all taxes (including all interest thereon and penalties with respect thereto) would be the same as if no Excise Tax applied. For purposes of the foregoing determination, the Employee's tax rate will be deemed to be the highest statutory marginal federal and state tax rates applicable to the Employee (on a combined basis) then in effect. If any taxing authority finally determines that a greater Excise Tax should be imposed upon the Employee than is determined by the Firm or is reflected in the Employee's tax return pursuant to this paragraph 13, the Company shall pay to the Employee, within ten (10) days after the Employee notifies the Company of such final determination, the remaining balance of the Gross-Up Payment calculated based on the amount of Excise Tax finally determined to be payable by the taxing authority. If any taxing authority determines that a lesser Excise Tax should be imposed upon the Employee than is determined by the Firm or is reflected in the Employee's tax return pursuant to this paragraph 13, the Employee shall return to the Company, within ten (10) days after receipt by the Employee of a refund from the taxing authority, the



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excess of the Gross-Up Payment made by the Company to the Employee over the
Gross-Up Payment required to satisfy the Excise Tax as determined by the taxing authority.

         14. Insurance. The Company may, at its election and for its benefit, insure the Employee against accidental loss or death, and the Employee shall submit to such physical examination and supply such information as may be required in connection therewith.

         15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the Employee at 9470 Johnson Road Extended, Germantown, Tennessee 38139, or to the Company at Wright Medical Technology, Inc., 5677 Airline Road, Arlington, Tennessee 38002, Attention: General Counsel, or to such other address as either party shall notify the other.

         16. Waiver of Breach. A waiver by the Company or the Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the other party.

         17. Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Tennessee without regard to conflicts-of-laws principles that would require the application of any other law.

         18. Assignment. This Agreement may be assigned, without the consent of the Employee, by the Company to any person, partnership, corporation, association or other entity which has purchased all or substantially all the assets of the Company, provided that such assignee assumes all the liabilities of the Company hereunder.

         19. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter referred to herein and supersedes any and all prior negotiations, understandings, arrangements, letters of intent, and agreements, whether written or oral, between the Employee and the Company, its subsidiaries, or any of its or their directors, officers, employees or representatives with respect thereto, including, without limitation, the Employment Agreement dated as of April 1, 2005, between the Company and the Employee.

         20. Amendment. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all of the parties.

         21. Delayed Commencement of Certain Payments. Notwithstanding any provision of this Agreement to the contrary, the parties intend that this Agreement be construed and applied in a manner that will conform its provisions with the requirements for avoidance of additional federal income tax pursuant to
Section 409A of the Code, to the extent that such Section applies to the payments provided hereunder. Without limiting the foregoing, in the event that the Employee is a "specified employee" within the contemplation of Section 409A(a)(2)(B) of the Code at the time that any payment otherwise would be made based upon the Employee's separation from service with the Company within the contemplation of Section 409A(a)(2)(A)(i) of the Code, then in no event shall such payment or the commencement thereof be made before


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the six-month anniversary of the date of such separation from service or, if earlier, the date of the Employee's post-separation death.


         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.


                                       COMPANY:

                                       WRIGHT MEDICAL TECHNOLOGY, INC.


                                       By: /s/ F. Barry Bays
                                           -------------------------------------
                                           F. Barry Bays
                                           President and Chief Executive Officer


                                       EMPLOYEE:


                                       /s/ Jeffrey G. Roberts
                                       -----------------------------------------
                                       Jeffrey G. Roberts










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